SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

THE COAST DISTRIBUTION SYSTEM, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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July 24, 2013

Dear Fellow Stockholder:

On behalf of the Board of Directors, I would like to extend a cordial invitation to you to attend the Annual Meeting of Stockholders of The Coast Distribution System, Inc. (the “Company”). The Annual Meeting will be held on Tuesday, August 27, 2013, at 10:00 A.M., Pacific Time, at the Company’s executive offices at 350 Woodview Avenue, Morgan Hill, California 95037.

The attached Notice of Annual Meeting and Proxy Statement describe the matters to be voted on at the Annual Meeting. At the Annual Meeting we also will be discussing the Company’s operations. Your participation in Company activities is important, and we hope you will attend.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible in order to assure that your vote will be counted. You may vote by any of the three following methods:

1.	By telephone; or

2.	On the Internet; or

3.	By completing, signing and returning your proxy by mail in the enclosed postage prepaid envelope.

Voting by any of these methods will not prevent you from attending and voting your shares in person at the Annual Meeting, if you so choose.

Please review the instructions with respect to your voting options contained in the accompanying Proxy Statement and described on the proxy card enclosed with the Notice of Annual Meeting and Proxy Statement.

Also, please let us know if you plan to attend our Annual Meeting by indicating your plans when prompted to do so (if you are voting by telephone or over the Internet) or by marking the appropriate box on the enclosed proxy card if you will be voting by mail.

Thank you for your ongoing support. We look forward to seeing you at our Annual Meeting.

Whether or not you plan to attend the Annual Meeting, please be sure to vote by telephone, over the Internet or by completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid reply envelope, so that your shares may be voted in accordance with your wishes. Voting by one of these methods will not prevent you from voting in person if you choose to attend the Annual Meeting.

Sincerely,

Thomas R. McGuire

Chairman of the Board of Directors

THE COAST DISTRIBUTION SYSTEM, INC.

350 Woodview Avenue

Morgan Hill, California 95037

(408) 782-6686

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 27, 2013

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of The Coast Distribution System, Inc., a Delaware corporation (the “Company”), will be held at the Company’s executive offices located at 350 Woodview Avenue, Morgan Hill, California 95037, at 10:00 A.M. Pacific Time on Tuesday, August 27, 2013, for the following purposes, as more fully described in the accompanying Proxy Statement:

(1)	Election of Directors. To elect Robert S. Throop and Leonard P. Danna as the Class I Directors of the Company for a term of three years and until their successors are elected;

(2)	Ratification of the Appointment of Independent Registered Public Accountants. To ratify the appointment of Burr Pilger Mayer Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

(3)	Advisory Vote on the Compensation of Our Named Executive Officers. To approve, by non-binding advisory vote, the compensation of our named executive officers for the year ended December 31, 2012.

(4)	Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers. To recommend, by a non-binding advisory vote, the frequency of future advisory votes on the compensation of our named executive officers.

Other Business:    To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Only stockholders of record at the close of business on July 22, 2013 are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card and a copy of our 2012 Annual Report to Stockholders, and by notifying you of the availability of those proxy materials on the Internet at http://investors.coastdistribution.com. In order to protect the privacy of our stockholders, that website does not have “cookies” or other tracking features that would make it possible to identify visitors to the website.

By Order of the Board of Directors

Sandra A. Knell

Executive Vice President and Secretary

July 24, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Tuesday, August 27, 2013.

This Notice and the accompanying Proxy Statement, proxy card and our Annual Report to Stockholders are available online at http://investors.coastdistribution.com.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD VOTE YOUR SHARES BY ONE OF THE METHODS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. BY DOING SO, YOU WILL BE ASSURED THAT YOUR VOTE WILL BE COUNTED AND IT WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING.

THE COAST DISTRIBUTION SYSTEM, INC.

350 Woodview Avenue

Morgan Hill, California 95037

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be Held August 27, 2013

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of The Coast Distribution System, Inc., a Delaware corporation (“Coast” or the “Company”), for use at its 2013 Annual Meeting of Stockholders to be held at 10:00 A.M. Pacific Time on Tuesday, August 27, 2013, at the executive offices of the Company located at 350 Woodview Avenue, Morgan Hill, California 95037. This Proxy Statement and the accompanying proxy card, together with the Company’s 2012 Annual Report to Stockholders, are first being mailed to stockholders on or about July 26, 2013.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND PROVIDE US WITH YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE BY ONE OF THE METHODS DESCRIBED BELOW.

Some stockholders may have their shares registered in different names or hold shares in different capacities. For example, a stockholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. In that event, you will receive multiple copies of this Proxy Statement and multiple proxy cards. If you want all of your votes to be counted, please be sure to vote in each of those capacities by one of the methods described below in the subsection entitled “How Can I Vote My Shares?”.

Who May Vote?

If you were a stockholder of record of the Company at the close of business on July 22, 2013, you are entitled to vote at the 2013 Annual Meeting, either in person or by proxy. On that day, a total of 4,913,734 shares of our common stock were outstanding and entitled to be voted at the Annual Meeting.

How Many Votes Do I Have?

You are entitled to cast one vote for each share of common stock that you owned of record on July 22, 2013 on all matters presented for a vote of the stockholders. However, our Certificate of Incorporation provides that, if any stockholder, who is entitled to vote and is in attendance at the Annual Meeting, announces, prior to the voting, an intention to cumulate votes in the election of directors, then all stockholders will be entitled to cumulate votes in that election. In an election held by cumulative voting, each stockholder is entitled to cast a number of votes equal to the number of directors to be elected (which, at this year’s Annual Meeting, will be two) multiplied by the number of shares of common stock held by the stockholder, and the stockholder may cast all of those votes for a single nominee or may divide those votes between any two of the nominees in such proportions as the stockholder chooses. However, in accordance with the applicable provisions of the Company’s Certificate of Incorporation, no stockholder may cumulate votes for the election of an individual as a director unless that individual’s name has been properly placed in nomination before the voting and any stockholder who is present in person at the Annual Meeting has given notice, at the Meeting and before the voting, of such stockholder’s intention to cumulate his or her votes.

Our Bylaws provide that any stockholder may nominate, at any annual meeting of stockholders, one or more candidates for election to the Board of Directors, provided that the stockholder has given the Company written notice (addressed to the Secretary of the Company at the Company’s principal offices) of the stockholder’s intention to do so by no later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders. If, however, the date of the annual meeting has been changed by more than 30 calendar days from the first anniversary of the date of the prior year’s meeting, then such notice must have been received not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is made. That notice must be accompanied by certain information regarding the stockholder’s candidate for election to the Board and the nominating stockholder and the written consent of each such candidate to be named as a nominee and, if nominated and elected, to serve as a director. Any stockholder nomination at any annual meeting that does not comply with these Bylaw requirements will be ineffective and disregarded. For additional information regarding this notice requirement, see “CORPORATE GOVERNANCE—Nomination of Directors” below.

No stockholder submitted a notice of an intention to nominate any candidates for election to the Board at this year’s Annual Meeting. Consequently, the election of directors at the Annual Meeting will be uncontested.

How Can I Vote My Shares?

If you were a stockholder of record on July 22, 2013, you may vote your shares by:

•	Telephone or the Internet, as described below and in accordance with the instructions set forth in the enclosed proxy card; or

•	Completing, dating and signing and then returning the enclosed proxy card in the postage prepaid envelope that accompanies this Proxy Statement; or

•	By attending and voting your shares in person at the Annual Meeting; or

•	By giving another person a proxy or voting instructions which will entitle that person to vote your shares in accordance with any of the above methods.

Voting by Telephone or the Internet.    Stockholders may vote by telephone by calling, toll-free, 1-800-652 VOTE (8683). Alternatively, stockholders may vote on the Internet by following the instructions provided at http://www.investorvote.com/CRV. Telephone and Internet voting are available 24 hours a day until 1:00 A.M. Pacific Time on August 27, 2013. Our telephone and Internet voting procedures are designed to authenticate each stockholder by using an individual control number that is located on your proxy card. If you vote by telephone or on the Internet, you do not need to return your proxy card.

Voting by Mail.    As in past years, stockholders may vote by mail, by completing, dating and signing and then returning the enclosed proxy card in the postage prepaid return envelop that accompanies this Proxy Statement.

Voting In Person at the Annual Meeting.    As always, you may vote in person if you attend the Annual Meeting.

Even if you vote by telephone, on the Internet or by mail, you may later change your vote by taking, prior to the Annual Meeting, one of the actions described below in the subsection below entitled “How Can I Revoke My Proxy?” or by attending the Annual Meeting and voting in person.

However, if your shares are held in a brokerage or bank account or by a nominee holder, please read the information below under the subcaptions “Voting Shares Held by Brokers, Banks and Other Nominee Holders” and “Required Vote” regarding how your shares may be voted in accordance with your wishes.

Voting Shares Held by Brokers, Banks or Other Nominee Holders

If you hold your shares of common stock in a brokerage, bank or nominee account, you are the “beneficial owner” of those shares, holding them in “street name” and the broker, bank or nominee is the “record owner” of and is entitled to vote your shares. As a result, in order for you to be able to have your shares voted in accordance with your wishes, you must give voting instructions to the broker, bank or other nominee holder of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our common stock. Proxies that are returned to us by brokers, banks or other nominee holders on your behalf will count toward a quorum and will be voted in accordance with the voting instructions you have sent to your broker, bank or other nominee holder. In the alternative, if you are a beneficial owner of any shares and want to vote those shares yourself, then you must obtain a proxy authorizing you to do so from your broker, bank or other nominee holder. If you fail to provide voting instructions to, and you do not obtain a proxy from, your broker, bank or other nominee holder, your shares cannot be voted at the Annual Meeting.

What are Broker Non-Votes and How Will They Affect the Voting at the Annual Meeting?

Under rules applicable to securities brokerage firms, a broker who holds your shares in “street name” does not have the authority to vote those shares on any “non-routine” proposal, except in accordance with voting instructions received from you. On the other hand, your broker may vote your shares on certain “routine” proposals (such as the ratification of the appointment of independent registered public accountants), if the broker has transmitted proxy-soliciting materials to you, as the beneficial owner of the shares, but has not received voting instructions from you on such proposals. If the broker does not receive voting instructions from you, but chooses to vote your shares on a routine matter, then your shares will be deemed to be present by proxy, and will count toward a quorum, at the Annual Meeting, but will not be counted as having been voted on, and as a result will be deemed to constitute “broker non-votes” with respect to, non-routine proposals which, at this year’s Annual Meeting will consist of: the election of directors, the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers for 2012 (the “Say-on-Pay Vote”), and the proposal to approve, on a non-binding advisory basis, the frequency of future Say-on-Pay Votes. We will treat broker non-votes as follows:

•

Broker non-votes will not be counted as present or entitled to be voted, and will not affect the outcome of the voting, on any non-routine proposal which, to be approved, requires the affirmative vote of the holders of a plurality or majority (or another percentage) of the shares that are present (in person or by proxy) and entitled to vote on the proposal, but broker non-votes will be counted as present for quorum purposes.

•	Broker non-votes will have the same effect as a vote “against” a proposal if approval of the proposal requires the affirmative vote of the holders of a majority of the outstanding shares.

How Will The Board Vote My Proxy?

If you grant us your proxy to vote your shares (whether by telephone or over the Internet or by completing, signing and returning your proxy card by mail), and you do not revoke that proxy prior to the Annual Meeting, your shares will be voted as directed by you. If you do not provide any specific direction as to how your shares should be voted, your shares will be voted: “FOR” the election of the two nominees named in the Notice of Annual Meeting, who are standing for election as the Class I Directors to serve for a term of three years and until their successors are elected (Proposal No. 1); “FOR” ratification of the appointment of Burr Pilger Mayer Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal No. 2); “FOR” approval, on a non-binding advisory basis, of the compensation of our named executive officers for the fiscal year ended December 31, 2012 (Proposal No. 3); and FOR holding future advisory votes on the compensation of our named executive officers every “1 Year” (Proposal No. 4).

If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by your proxy will be voted in accordance with the judgment of the holders of the proxy. However, if your shares are held in a brokerage account or by a nominee, please read the information above under the caption “Voting Shares Held by Brokers, Banks and Other Nominee Holders” regarding how your shares may be voted.

Vote Required

Quorum Requirement.    Our Bylaws require that a quorum—that is, the holders of a majority of all of the shares entitled to vote at the Annual Meeting—must be present, in person or by proxy, before any business may be transacted at the Meeting (other than adjourning the Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).

Election of Directors (Proposal No. 1).    The two nominees for election as the Class I Directors who receive the highest number of votes cast in the election of directors will be elected and, as a result, any shares voted to “Withhold Authority” and broker non-votes will not have any effect on the outcome of the election. However, shares voted to “Withhold Authority” and broker non-votes are considered present at the meeting for purposes of determining whether a quorum is present.

Ratification of Appointment of Independent Accountants (Proposal No. 2).    The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting and voted on Proposal 2 is required to ratify the appointment of Burr Pilger & Mayer, Inc. as the Company’s independent registered public accounting firm for the year ending December 31, 2013. Shares voted by record stockholders or by brokers or other nominee holders on this proposal will be counted. Abstentions will have the same effect as votes cast against the Proposal.

Advisory Vote on the Compensation of our Named Executive Officers (Proposal No. 3).    The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on this proposal at the Annual Meeting is required to approve, on a non-binding advisory basis, the compensation paid in 2012 to our named executive officers, which is described below in this Proxy Statement. Abstentions will have the same effect as votes against this proposal. Broker non-votes, on the other hand, will have no effect on the outcome of the vote on this proposal.

Advisory Vote on the Frequency of Future “Say-on-Pay” Votes (Proposal No. 4).    The frequency (every year, every two years or every three years) of future advisory votes on the compensation of our named executive officers that receives the highest number of votes cast will be considered the frequency that is recommended by our stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

How Can I Revoke My Proxy?

If you are a registered owner and have given us your proxy (whether by mail, by telephone or over the Internet), you may change your vote by taking any of the following actions:

•

Sending a written notice that you are revoking your proxy, addressed to the Secretary of the Company, at 350 Woodview Avenue, Morgan Hill, California 95037, and then voting again by one of the methods described immediately below. To be effective, the notice of revocation must be received by the Company before the Annual Meeting commences.

•

Giving us another proxy, by mail, at a later date than your prior proxy. However, to be effective, that later dated proxy must be received by the Company before the Annual Meeting commences and must be dated and signed by you. If you fail to date or fail to sign that later-dated proxy, it will not be treated as a revocation of an earlier dated proxy and your shares will be voted in accordance with your earlier voting instructions.

You may also revoke your proxy by attending the Annual Meeting and voting in person in a manner that is different than the voting instructions contained in your earlier proxy or voting instructions.

However, if your shares are held by a broker or other nominee holder, you will need to contact your broker or the nominee holder if you wish to revoke the voting instructions that you previously gave to your broker or other nominee holder.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of July 22, 2013, information regarding the ownership of the Company’s outstanding shares of common stock by (i) each person known to management to own, beneficially or of record, more than five percent (5%) of the outstanding shares of our common stock, (ii) each director, including each of the nominees standing for election to the Board of Directors at the 2013 Annual Meeting, and each of the executive officers of the Company, and (iii) all of those directors, nominees and executive officers as a group. As of July 22, 2013, a total of 4,913,734 shares of our common stock were outstanding.

Names and Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership(1)		Percent of Shares Outstanding
Thomas R. McGuire 350 Woodview Avenue Morgan Hill, CA 95037	465,083	(2)	9.4%

Robert E. Robotti(3) Robotti & Company Incorporated 52 Vanderbilt Avenue New York, NY 10017	401,421	(3)	8.2%

JB Capital Partners, L.P. Alan W. Weber 5 Evan Place Armonk, NY 10504	375,100	(4)	7.6%

Dimensional Fund Advisors, LP 1299 Ocean Avenue Santa Monica, CA 90401	351,730	(5)	7.2%

Lone Star RV Sales, Inc. 14444 North Freeway, Houston, TX 77090	252,900	(6)	5.1%

Robert S. Throop	45,000	(7)	*

John W. Casey	43,000	(7)	*

Ben A. Frydman	31,000	(7)	*

Leonard P. Danna	20,000	(7)	*

James Musbach	294,000	(8)	5.9%

Sandra A. Knell	154,546	(8)	3.1%

Dennis A. Castagnola	129,124	(8)	2.6%

David A. Berger	100,215	(8)	2.0%

All directors and executive officers as a group (9 persons)	1,281,968	(9)	24.8%

*	Less than 1%.

(1)

Under SEC rules (i) a person is deemed to be the beneficial owner of shares if that person has, either alone or with others, the power to vote or dispose of those shares; and (ii) if a person holds options to purchase shares of our common stock, that person will be deemed to be the beneficial owner of the number of those shares that may be purchased by exercise of those options at any time during a 60 day period which, for purposes of this table, will end on September 22, 2013. The numbers of shares subject to options that are exercisable or may become exercisable during that 60-day period are deemed outstanding for purposes of computing the number of shares beneficially owned by, and the percentage ownership of, the person holding such options, but not for computing the percentage ownership of any other stockholder. Except as otherwise noted below, the persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

(2)	Includes 20,000 shares subject to outstanding stock options exercisable during the 60-day period ending September 22, 2013.

(3)	In a report filed by Robert E. Robotti with the SEC on March 28, 2008 (which is the most recent such report filed by Mr. Robotti), of these 401,421 shares of the Company’s common stock, Mr. Robotti shares voting and dispositive power with: (i) Robotti & Company, Incorporated as to 5,000 of these shares; (ii) Robotti & Company, LLC, as to 18,950 of these shares, (iii) Robotti Company Advisors LLC as to 14,750 of these shares; (iv) Kenneth R. Wasiak, Ravenswood Management Company, LLC and Ravenswood Investment Company, L.P. as to 241,535 of these shares, and (v) Kenneth R. Wasiak, Ravenswood Management Company, LLC and Ravenswood Investments III, as to 101,186 of these shares. Mr. Robotti also reported that he may be deemed to share beneficial ownership with Suzanne Robotti, Mr. Robotti’s wife, as to 20,000 shares, even though the report states that Suzanne Robotti holds sole voting and dispositive power with respect to those 20,000 shares. However, the report also states that each of the above-named persons and entities disclaims beneficial ownership of the shares held by each of the other named persons and entities.

(4)	In a report filed with the SEC, JB Capital Partners, L.P. and Alan W. Weber, its general partner, reported that they share voting and dispositive power and, therefore, share beneficial ownership, with respect to 371,100 of these shares and that Mr. Weber is the sole beneficial owner of, with sole voting and dispositive power over, the other 4,000 shares. The report also states that each of JB Capital Partners and Mr. Weber disclaims beneficial ownership in the shares owned by the other, except to the extent of any pecuniary interest that such reporting person has in the shares of the other.

(5)	Dimensional Fund Advisors, LP (“DFA”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. According to a report filed by DFA with the SEC: (i) these 351,730 shares are owned by four investment companies registered under the Investment Company Act of 1940 and certain commingled group trusts and separate accounts, and (ii) in its capacity as investment advisor to those investment companies and investment manager of those trusts and accounts, DFA exercises sole voting power with respect to 349,530 of these shares and sole dispositive power with respect to all 351,730 of these shares. However, in that report DFA disclaims beneficial ownership of these shares.

(6)	In a report filed with the SEC, Lone Star RV Sales, Inc. reported that it possesses sole ownership and dispositive power with respect to these shares and that it disclaims beneficial ownership of 13,000 shares owned by Scott Byrne and 10,000 shares owned by Gordon Byrne.

(7)	Includes shares subject to outstanding stock options which are or may become exercisable at any time during the 60-day period ending September 22, 2013, as follows: Mr. Casey—20,000 shares; Mr. Throop—20,000 shares; Mr. Frydman—20,000 shares; and Mr. Danna—20,000 shares.

(8)	Includes shares subject to outstanding stock options which are or may become exercisable at any time during the 60-day period ending September 22, 2013, as follows: Mr. Musbach—100,000 shares; Ms. Knell—20,000 shares; Mr. Castagnola—20,000 shares; and Mr. Berger—20,000 shares.

(9)	Includes a total of 260,000 shares subject to outstanding stock options which are or may become exercisable at any time during the 60-day period ending September 22, 2013.

ELECTION OF DIRECTORS

(Proposal No. 1)

The Board of Directors is comprised of six directors and is divided into three classes, designated as Class I, Class II and Class III, respectively, comprised of two directors each. The directors in each class stand for election in successive years, each for a three year term. The election of the Class I directors will take place at this year’s Annual Meeting and the Board of Directors has nominated Robert S. Throop and Leonard P. Danna for election at the Annual Meeting to serve as the Company’s Class I Directors. Messrs. Throop and Danna were each elected by the stockholders as Class I directors at the 2010 Annual Stockholders Meeting. Messrs. Throop and Danna have consented to serve on the Board if elected at this year’s Annual Meeting. The election of the Class I and Class II directors will take place at the 2014 and 2015 Annual Meetings, respectively.

Unless authority to vote has been withheld, the named proxyholders intend to vote the shares represented by the proxies they receive for the election of Messrs. Throop and Danna as the Class I directors of the Company. If, for any reason, either of them should become unable to serve, then the Board of Directors may reduce the authorized number of Class I directors to one, in which case only one Class I director-nominee will stand for election at the 2013 Annual Meeting. The Board of Directors has no reason to believe that either Mr. Throop or Mr. Danna will become unable to serve.

Vote Required and Vote Recommended by the Board of Directors

Under Delaware law, the two nominees for election as Class I directors receiving the highest number of votes at the Annual Meeting will be elected.

If the election of the Class I directors at the 2013 Annual Meeting is held by cumulative voting, because a stockholder who is entitled to vote and is present in person at the Annual Meeting has given notice at the Annual Meeting of his or her intention to cumulate votes in the election of directors, the proxyholders will have the discretion to cumulate the votes represented by the proxies they hold and to cast those votes in such proportions as they deem appropriate for either or both of the nominees named above, except with respect to any shares as to which authority to vote for a nominee has been withheld by a stockholder.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ROBERT S. THROOP AND LEONARD P. DANNA AS THE COMPANY’S CLASS I DIRECTORS

Nominees and Directors

The names and certain information, as of July 22, 2013, about the nominees for election as Class I Directors and the continuing directors are set forth below.

Name and Age	Positions with the Company	Director Since	Current Term Expires
Class I Directors and Nominees
Robert S. Throop, 74	Director	1995	2013
Leonard P. Danna, 59	Director	2003	2013

Continuing Directors:

Class II Directors:
John W. Casey, 70	Director	1998	2014
Jim Musbach, 62	President, Chief Executive Officer and Director	2007	2014

Class III Directors:
Thomas R. McGuire, 69	Chairman of the Board	1977	2015
Ben A. Frydman, 66	Director	1988	2015

Class I Directors and Nominees

Robert S. Throop has served as a director of the Company since 1995. Until his retirement in late 1996, and for more than the prior five years, Mr. Throop was the Chairman and Chief Executive Officer of Anthem Electronics, Inc., which is a national distributor of semiconductor and computer products and was, during Mr. Throop’s tenure as its Chairman and CEO, a New York Stock Exchange listed company. Mr. Throop served as a director of the Manitowoc Company, a publicly traded company that is a leading manufacturer of industrial cranes, until he retired from its board in 2007. Mr. Throop also is a director of Azerity, which is a privately owned business. Having been the CEO of a publicly owned national distribution company for many years, Mr. Throop brings to the Board a wealth of knowledge regarding the management and operations of and the risks faced by national product distribution companies, such as the Company.

Leonard P. Danna has served as a director of the Company and Chairman of the Audit Committee of the Board of Directors since November 2003. Mr. Danna is, and since April 1999 has been, an audit partner with the accounting firm of Vavrinek, Trine Day & Co., LLP. From August 1985 to April 1999, Mr. Danna was an audit partner with Grant Thornton LLP. As a result of his accounting experience, Mr. Danna is familiar with financial reporting requirements applicable to and financial issues faced by publicly traded companies, making him an effective and valuable member of Audit Committee, of which he is the Chairman.

Class II Directors

John W. Casey has served as a director of the Company since August 1998. From 1980 and until his retirement in 1994, Mr. Casey was President and Chief Executive Officer of Shurflo Pump Mfg. Company (“Shurflo”), which is engaged in the manufacture and sale of pumps used in pumping and circulating water or other liquids in a variety of products and equipment, including in recreational vehicles (“RVs”) and soft drink dispensing machines. Mr. Casey also serves as a trustee of the Deschutes Land Trust. Having been the CEO of Shurflo, which is a supplier of products to RV manufacturers and distributors, Mr. Casey brings to the Board considerable knowledge regarding the RV market generally and also the perspective of an aftermarket product manufacturer and supplier to the RV industry, which is valuable to the Board and management due to the Company’s reliance on such manufacturers and suppliers for the products it sells.

James Musbach is and since April 2008 has been the Chief Executive Officer of the Company. From September 2006 until his promotion to CEO in 2008, Mr. Musbach was the Company’s President and Chief Operating Officer and since November 2007 has been a member of the Board of Directors. From 1995 until 2004, Mr. Musbach was Executive Vice President of Raytek Corporation, a manufacturer of infrared non-contact temperature measurement tools, sensors and systems. While at Raytek, Mr. Musbach also served as General Manager of Raytek’s Portable Products Division and, in that capacity, directed that Division’s global operations. Prior to joining Raytek, Mr. Musbach held various executive positions, including Executive Vice President and General Manager and Vice President of Sales and Marketing, with Import Parts America, a North America automotive aftermarket importer and distributor with relationships in Asia and Europe. As a result, Mr. Musbach has extensive experience and knowledge about managing and growing businesses, managing foreign business relationships and developing and implementing product marketing and distribution programs. Such knowledge and experience already have been and will continue to be of considerable importance to the Company in implementing and expanding its proprietary products strategy and its initiative to sell products not only into the RV and boating markets, but also into other markets, such as the outdoor power equipment market.

Class III Directors

Thomas R. McGuire is a founder of the Company and has been the Chairman of the Board of the Company since its inception in 1977. Mr. McGuire also served as the Company’s Chief Executive Officer from 1977 until April 2008, when he relinquished that position upon Mr. Musbach’s promotion to CEO and became the Company’s Executive Chairman. Having been the Company’s founder and its CEO for over 25 years, and having been the principal architect of its growth strategies, Mr. McGuire brings a wealth of knowledge to the Board regarding the Company’s operations, markets and growth strategies, and the business risks that the Company faces, including the strategies that must be employed to deal effectively with the cyclical nature of the Company’s business.

Ben A. Frydman has served as a director of the Company since 1988. Mr. Frydman is, and for more than the past thirty years has been, engaged in the private practice of law, as a member and shareholder of Stradling Yocca Carlson & Rauth, a Professional Corporation, which provided legal services to the Company in 2012 and is providing legal services to the Company in 2013. Mr. Frydman received a Bachelor’s Degree from UCLA in 1968 and graduated with honors with a J.D. Degree from Harvard Law School in 1973. Mr. Frydman has been the Company’s outside counsel since 1983 and, in that capacity, has been an advisor to management and the Board in connection with virtually all of the Company’s major corporate transactions and acquisitions and the implementation of its growth strategy. As a result, he has a keen knowledge of the Company’s business and the management of business risks that the Company encounters in connection with its operations and growth strategies.

There are no family relationships among any of the Company’s officers or directors.

THE BOARD OF DIRECTORS

Role of the Board of Directors.    In accordance with Delaware law and our Bylaws, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board keep informed about our business through discussions with management, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and in Board committee meetings.

Our Board members are encouraged to prepare for and to attend all meetings of the Board and the Board committees of which they are members and all stockholder meetings. During the fiscal year ended December 31, 2012, the Board of Directors of the Company held a total of five meetings and all of the directors attended at least 80% of the total of those meetings and the meetings of the Board committees on which they served during 2012. All of our directors also attended the 2012 Annual Meeting of Stockholders. Although we have no formal policy requiring director attendance at annual meetings of stockholders, we attempt to schedule each annual meeting for a date that is convenient for all directors to attend.

Role of the Board in Risk Management

The Board’s responsibilities in overseeing the Company’s management and business include oversight of the Company’s key risks and management’s processes and controls. Management, in turn, is responsible for the day-to-day management of risk and implementation of appropriate risk management controls and procedures. In meeting these responsibilities, at its meetings the Board members discuss with management the principal risks facing the Company and its financial condition and performance, and actions that have been taken, and the processes that have been implemented, by management to address and mitigate those risks to the extent practicable. Management also conducts quarterly evaluations of the effectiveness of the Company’s disclosure controls and annual evaluations of the effectiveness of the Company’s internal control over its financial reporting under the oversight of the Audit Committee.

Board Leadership Structure

The Board does not have a formal policy with respect to whether the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the non-employee directors or management. The Board believes that it should be free to make a choice from time to time in any manner that it concludes is in the best interests of the Company and its stockholders.

Thomas R. McGuire, the Chairman of the Board, is an executive officer and past President and CEO of the Company. In electing Mr. McGuire as Chairman, the Board considered the fact that Mr. McGuire is the largest shareholder of the Company and that, as a result, his interests are more closely aligned with those of the stockholders than with those of management, and that he has extensive knowledge about and is well-known within the Company’s largest market, the recreational vehicle market, and as a result is best able to identify strategic opportunities for our Company in that market. Our Board also has determined that maintaining the independence of a majority of our directors helps maintain the Board’s independent oversight of management and ensures that the appropriate level of independence is applied to all Board decisions. In addition, our Audit, Compensation and Nominating and Governance Committees, which oversee critical matters, such as our accounting principles and financial reporting processes, our executive compensation program and the selection and evaluation of our directors and director nominees, respectively, are comprised solely of independent directors.

Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Information regarding the members of each of those Committees and their responsibilities and the number of meetings held by those Committees in 2012 is set forth below.

Audit Committee and Financial Experts.    The members of the Audit Committee are Leonard P. Danna, its Chairman, and Robert S. Throop and John W. Casey. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the NYSE MKT LLC listed company rules, and the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Our Board of Directors also has determined that each of Messrs. Danna and Throop meets the definition of “audit committee financial expert” adopted by the SEC. The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent registered public accounting firm engaged to audit the Company’s financial statements. Stockholders can obtain a copy of that charter at our website at www.coastdistribution.com. To ensure independence, the Audit Committee meets separately with our outside auditors and members of management, respectively. The Audit Committee held a total of four meetings during fiscal 2012.

Compensation Committee.    The members of the Compensation Committee are John W. Casey, who serves as the Committee’s Chairman, and Robert S. Throop and Leonard P. Danna, each of whom is an independent within the meaning of the NYSE MKT LLC listed company rules, including under the more stringent independence requirements that were recently adopted by the NYSE MKT LLC. The Compensation Committee (i) sets the salaries of the Company’s executive officers, (ii) adopts incentive compensation and other benefit plans for our executive officers, and sets the performance targets and determines the incentive compensation awards under management bonus programs; and (iii) administers the Company’s stock incentive plans and makes determinations with respect to the granting and terms of stock options and restricted shares granted under those plans. The Compensation Committee operates under a charter that sets forth the role and responsibilities of the Committee. A copy of that charter is accessible at our website at www.coastdistribution.com. The Compensation Committee held one meeting during fiscal 2012.

Mr. McGuire sometimes participates in meetings of the Compensation Committee to provide the Committee with information with respect to the performance of the Company’s CEO that is relevant to the Committee’s decisions with respect to the CEO’s compensation. The Committee also obtains information from Mr. Musbach as to the performance of the Company’s other executive officers who report to him. Messrs. McGuire and Musbach, however, do not participate in the deliberations of or in the decisions made by the Compensation Committee.

Nominating and Governance Committee.    The members of the Nominating and Governance Committee are Robert S. Throop, its Chairman, Ben A. Frydman and John W. Casey, each of whom is independent within the meaning of the NYSE MKT LLC Listing Rules that are applicable to nominating committees. This Committee has a written charter that specifies its responsibilities, which include identifying and recommending nominees for election to the Board of Directors; making recommendations to the Board of Directors regarding the directors to be appointed to each of its standing committees; developing and recommending corporate governance guidelines for adoption by the Board of Directors; and overseeing the annual self-assessments by the Company’s Directors of the performance of the Board of Directors and its Committees. A copy of the Committee’s charter is accessible at our website at www.coastdistribution.com. The Committee held one meeting in 2012.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our directors believe that sound governance policies and practices provide an important framework to assist them in fulfilling their duties to the Company’s stockholders. Our Board of Directors has adopted the following governance guidelines, which include a number of policies and practices under which our Board has operated for some time, together with concepts suggested by various authorities in corporate governance and the requirements under the AMEX listed company rules and the Sarbanes-Oxley Act of 2002. Some of the principal subjects covered by these guidelines include:

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Director Qualifications.     Candidates for election to the Board will be evaluated on the basis of each candidate’s independence and freedom from conflicts of interest, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and his or her ability and willingness to devote adequate time and effort to Board responsibilities.

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Independence and Responsibilities of Directors.     A majority of the Directors, but in no event less than three directors, will be independent directors (as defined in the NYSE MKT LLC listed company rules). Additionally, Directors are expected to act in the best interests of all stockholders; develop and maintain a sound understanding of our business and the industry in which we operate; prepare for and attend Board and Board committee meetings; and provide active, objective and constructive participation at those meetings.

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Director Access to Management.     Directors are to be permitted access to members of management and members of management are to provide Board presentations regarding the functional areas of our business for which they are responsible.

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Adequate Funding for the Board and its Committees.     The Company will provide the funding necessary to enable the Board of Directors and each of its committees to retain independent advisors as the Board, or such committees acting independently of the Board, deem to be necessary or appropriate.

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Director Participation in Continuing Education Programs.     New directors will participate in programs designed to familiarize them with our business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and corporate governance guidelines. In addition, each incumbent director is expected to participate in continuing education programs relating to developments in the Company’s business and to corporate governance.

•	Annual Performance Evaluations. The Board and each Board committee will conduct an annual self-assessment of its performance.

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Executive Sessions without Management.     The independent directors of the Board will hold separate sessions, outside the presence of management, to consider and evaluate the performance of the Company and its management and such other matters as they deem appropriate. In addition, the Audit Committee shall meet separately with the Company’s outside auditors.

Director Independence and Diversity

As discussed above, Coast’s corporate governance guidelines require that the Board be comprised of at least a majority of independent directors. For a director to be considered independent, the Board must affirmatively determine that he does not have any direct or indirect material relationship with Coast that, in the opinion of the Board, would interfere with the exercise of that director’s independent judgment in carrying out his responsibilities as a director.

A director will not be deemed to be an independent director if, within the preceding three years:

•	The director was employed by Coast;

•	An immediate family member of the director was employed as an executive officer of Coast;

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The director was employed by or affiliated with, or an immediate family member of the director was employed in a professional capacity by or affiliated with, Coast’s independent registered public accounting firm;

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A present Coast executive officer was on the compensation committee of the board of directors of another company that concurrently employed a Coast director, or an immediate family member of a Coast director, as an executive officer;

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The director, or an immediate family member of the director, received more than $60,000 in direct compensation from Coast during any 12 month period within the preceding three years, other than director and committee fees and any deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service with the Company); or

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The director, or an immediate family member of the director, is a partner, executive officer, or controlling stockholder of another company or professional entity (including any law firm or investment banking firm) to which Coast made, or from which Coast received, payments for property or services in the current or any of the past three fiscal years that exceeded the greater of (i) 5% of consolidated gross revenues of that company or professional entity for that year, or (ii) $200,000.

On the basis of the above criteria, the Board has determined that four of the Company’s six directors are independent, including Mr. Frydman. Since Messrs. McGuire and Musbach are employed by the Company, they are not deemed to be independent directors. In determining that Mr. Frydman is independent, the other independent directors considered the fact that Mr. Frydman is a stockholder in the law firm of Stradling Yocca Carlson & Rauth, which provided legal services to Coast during the past three years and is providing legal services to Coast in 2013.

However, on the basis of the criteria set forth above and their evaluation of Mr. Frydman’s past performance as a director, the other independent directors determined that his relationship did not interfere with the exercise of his independent judgment in carrying out his responsibilities as a director of the Company.

The Board of Directors believes that differences in experience, knowledge, skills and viewpoints enhance the Board of Directors’ performance. Accordingly, the Nominating Committee considers such diversity in selecting, evaluating and recommending proposed Board nominees. However, the Board of Directors has not implemented a formal policy with respect to the consideration of diversity for the composition of the Board of Directors.

Code of Business Conduct

We have adopted a Code of Business Conduct for our officers and employees that has been approved by the Board of Directors. The Code sets forth specific ethical policies and principles that apply to our Chief Executive Officer, Executive Chairman, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct is posted on our Internet website at www.coastdistribution.com. We also intend to disclose, on that website, any amendments to the Code and any waivers of its requirements that may be granted to our Chief Executive Officer, Executive Chairman or Chief Financial Officer. To date, no such waivers have been granted.

Communications with the Board

Stockholders interested in communicating with the non-management directors as a group may do so by writing to the Corporate Secretary, The Coast Distribution System, Inc., 350 Woodview Avenue, Morgan Hill, California 95037. The Corporate Secretary will review and forward to the appropriate member or members of the Board copies of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that she otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by that Committee.

The Audit Committee also has established a “financial integrity hotline” for (i) Company employees and others to be able to communicate, anonymously, to the Audit Committee any concerns or issues they may have regarding accounting or auditing matters and (ii) the receipt, retention and treatment of those communications and any complaints received with respect to such matters.

Nomination of Directors

In identifying candidates for membership on the Board, the Nominating and Governance Committee will seek recommendations from existing Board members and executive officers. In addition, that Committee will consider any candidates that may be recommended by any of the Company’s stockholders who make those recommendations in accordance with the procedures described below. The Committee also has the authority to engage an executive search firm and other advisors as it deems appropriate to assist it in identifying qualified Board candidates. In assessing and selecting new candidates for Board membership, the Committee will consider such factors, among others, as the candidate’s independence and freedom from conflicts of interest, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience and the candidate’s reputation for integrity. When selecting a nominee from among candidates considered by the Committee, it will conduct background inquiries of and interviews with the candidates the Committee members believe are best qualified to serve as directors of the Company. The Committee members will consider a number of factors in making their selection of a nominee from among those candidates, including, among others, whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; the candidate’s independence, including whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of a director; whether the candidate’s skills and experience would add to the overall competencies of the Board; and whether the candidate has any special background or experience relevant to the Company’s business.

Stockholder Recommendation of Board Candidates.    Any stockholder desiring to submit a recommendation for consideration by the Committee of a candidate for election to the Board who the stockholder believes is qualified to serve as a member of the Board may do so by submitting that recommendation in writing to the Board not later 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders. However, if the date of an annual meeting has been changed by more than 30 days from the anniversary date of the prior year’s annual meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for that annual meeting. In addition, the recommendation should be accompanied by the following information: (i) the name and address of the nominating stockholder and the person that the nominating stockholder is recommending for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating stockholder, his or her recommended candidate and any other stockholders known by the nominating stockholder to be supporting the nomination of that candidate; (iii) a description of any arrangements or understandings that relate to the election of directors of the Company, between the nominating stockholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such stockholder, on the one hand, and the person that the nominating stockholder is recommending for election to the Board or any other person or persons (naming each such person), on the other hand; (iv) such other information regarding the recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the written consent of the recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director. The Board and Nominating Committee make no distinction between whether a candidate is recommended by a stockholder or by management and the Board and Nominating Committee apply the same process and criteria in evaluating a stockholder recommendation as it would for a management recommendation.

Stockholder Nominations.    Our Bylaws provide that any stockholder also may nominate, at any annual meeting of stockholders, one or more candidates for election to the Board of Directors, by giving the Company written notice (addressed to the Secretary of the Company at the Company’s principal offices) of such stockholder’s intention to do so not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders. For the 2014 annual meeting of stockholders, the deadline is March 28, 2014, which is 120 days before the first anniversary of the release of the Company’s proxy materials for the 2013 Annual Meeting. If, however, the date of the annual meeting has been changed by more than 30 calendar days from the first anniversary of the date of the prior year’s meeting, then such notice must have been received not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is made. Such notice must be accompanied by the same information, described in the immediately preceding paragraph, regarding such candidate to be nominated for election to the Board and the nominating stockholder and the written consent of such candidate to be named as a nominee and, if nominated and elected, to serve as a director. You are advised to review our Bylaws, which contain a description of the information required to be submitted, as well as the advance notice and other requirements that apply to nominations by stockholders of candidates for election to the Board. Any stockholder nomination at any annual meeting that does not comply with these Bylaw requirements will be ineffective and disregarded.

The deadline for stockholder nominations for this year’s Annual Meeting was March 29, 2013. However, no director nominations were received from any of our stockholders and, as a result, the election of directors at this year’s Annual Meeting will be uncontested.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires each of our directors and executive officers, and any person who may own more than 10% of our common stock (a “10% Stockholder”), to file reports with the SEC containing information regarding such person’s ownership and changes in ownership of our shares of common stock and of options to purchase shares of our common stock. Our directors and executive officers and 10% Stockholders are required by SEC regulations to furnish us with copies of all forms that each has filed pursuant to Section 16(a) of the Exchange Act.

Based solely on a review of the copies of such reports furnished to us during 2012, to our knowledge all of our executive officers and directors and any 10% Stockholders complied with all Section 16(a) filing requirements in 2012.

EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives

We believe that the success of our business and the creation of long term stockholder value depend to a large extent on our ability to retain and to attract superior management employees. Therefore, the Compensation Committee’s primary objective, when setting management compensation, is to enable the Company to retain its existing and, when the need arises to attract new or additional, executive officers and other key management employees. Our Compensation Committee attempts to accomplish this objective by:

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Offering competitive salaries and benefits to our Chief Executive Officer and the other executive officers named in the Summary Compensation Table below (our “named executive officers” or “NEOs”) and our other key management personnel;

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Providing our NEOs and other key management employees the opportunity to earn additional compensation, either in the form of cash bonuses or equity incentive awards the vesting of which is made contingent on the achievement of one or more annual corporate financial goals established by the Compensation Committee; and

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Aligning more closely the financial interests of our NEOs and other key management employees with those of our stockholders, primarily by means of grants of stock options and shares of restricted stock which reward the NEOs and other management employees for improvements in the market performance of our common stock.

It also is the Compensation Committee’s policy (i) to submit all stock incentive plans pursuant to which option and other equity based compensation awards are granted for approval by our stockholders, (ii) to place limits on the number of shares for which options or stock purchase rights may be granted under those plans and (iii) generally to provide for stock based compensation awards to become exercisable (i.e., vest) in annual installments over multi-year periods as a means of creating incentives for our officers and other key management employees to focus on achieving longer term corporate objectives and to remain in our employ.

The market for talented and experienced individuals is competitive nationally, and particularly in the San Francisco Bay Area where the Company is headquartered. While we consider peer groups, no single factor is determinative in setting compensation structure or allocating among elements of compensation. To ensure that we are appropriately compensating our NEOs and other key management employees and that we have appropriate human resources to execute on our business plans, the members of our Compensation Committee review information that is available to them and use their judgment in making compensation decisions. The Compensation Committee performs annual reviews of our executive compensation programs to evaluate their competitiveness and their consistency with our overall management compensation philosophy and objectives.

In addition, the Compensation Committee reviews the Company’s executive and employee compensation practices to assess whether or not they create improper incentives that would result in material risks to the Company. Based on this review and analysis, the Compensation Committee has determined that none of the Company’s compensation practices for its NEOs or other employees is reasonably likely to have a material adverse effect on the Company.

Components of Executive Compensation

We generally provide three major categories of executive compensation: (i) base salary; (ii) annual cash bonus compensation; and (iii) equity compensation in the form of stock option or restricted stock grants. We believe that the combination of these three components enables us to retain existing and attract new management employees in the competitive local and national markets and to balance the motivation of our NEOs and other management employees to execute on immediate goals while remaining conscious of our strategic objectives and longer term goals.

The allocation of the individual components of executive compensation is based on a number of factors, including competitive market conditions and the positions within our organization held by our NEOs and other key management employees, which determines their ability to influence our financial performance. Generally, the percentage of compensation at risk, either in the form of bonus or equity compensation, is higher for our NEOs than for other management employees, because the performance of our NEOs has a greater impact on whether or not we achieve our strategic objectives and longer term goals.

Salaries and Employee Benefit Programs

In order to retain executives and other key employees, and to be able to attract additional well qualified executives when the need arises, we strive to offer salaries and health care and other employee benefit programs to our executives and other key management employees that are competitive with those offered by comparable businesses. In establishing salaries, the Compensation Committee reviews (i) the historical performance of our NEOs; and (ii) available information regarding prevailing salaries and compensation programs offered by comparable businesses. Another factor which is considered in establishing salaries of our executive offers are the costs of living in the San Francisco Bay Area where the Company is headquartered, as such costs generally are higher than in other parts of the country.

Performance Based Compensation

The Compensation Committee believes that, as a general rule, annual compensation in excess of base salaries should be made dependent primarily on the Company’s financial performance.

2012 Cash Incentive Program.    Accordingly, as in prior years, the Compensation Committee established an annual cash incentive compensation program for our NEOs and other key management personnel for 2012. The Committee established a range of pre-tax earnings goals for 2012 and set a minimum or “threshold” pre-tax earnings goal for 2012 which was required to have been achieved by the Company for the NEOs, as well as other participants in the program, to earn cash incentive awards for 2012. The amounts of the cash incentive awards which the NEO’s and other participants could earn under this program was made dependent on the extent to which, if any, that the threshold pre-tax earnings goal was exceeded.

The pre-tax earnings goals under the 2012 annual cash incentive program were established on the basis of the Company’s annual operating plan that was initially developed by management and then was submitted to the Board of Directors for its review, possible modification and approval. The annual operating plan is designed to maximize the profitability of the Company within the context of prevailing economic and market conditions. In deciding whether or not to approve or require modifications to the annual operating plan, the Board reviewed market conditions and trends and other factors which, based on historical experience, were expected to affect the Company’s revenues and profitability, including historical operating costs, as adjusted for anticipated increases in costs resulting from pricing changes by vendors or changes in economic or competitive conditions in the Company’s markets. By taking all of these factors into account, the pre-tax earnings or “target” financial performance goal, which was based on the 2012 annual operating plan, was fixed at what the Compensation Committee believed was a realistic goal so as to make the incentives under the cash incentive program meaningful to the NEOs and other participants and to avoid unduly penalizing them for unexpected events or conditions outside of their control.

For 2012, as in the prior years, potential cash incentive awards that could be earned by our NEOs under the cash incentive program were determined based primarily on the Compensation Committee’s assessment of each NEO’s ability to impact the Company’s financial performance in 2012 and his or her expected contribution to the achievement of the financial performance goals established for 2012.

However, the 2012 threshold financial performance goal under this cash incentive program was not achieved and, as a result, none of the NEO’s or other participants in that program earned or received any cash bonus awards for 2012.

Equity Incentive Awards.    In order to align the financial interests of our NEOs and other key management employees more closely with those of our stockholders, the Compensation Committee grants stock options and shares of restricted stock to our NEOs, on a pre-determined date early in each fiscal year. Stock option and restricted stock grants, in particular, reward NEOs and other officers and key management employees for performance that results in increases in the market price of our Common Stock, which directly benefits all stockholders. Moreover, such equity incentives generally are granted on terms requiring the NEOs to remain in the Company’s employ over a multi-year period, ranging from three to five years, before the options or restricted shares can become fully vested. The Compensation Committee believes that these features of the option and restricted stock grants provide an incentive for NEOs and other key management employees to remain in the employ of the Company over a multi-year period and, at the same time, make the Company’s financial performance and longer term growth in the share prices important for the executives who receive such equity incentive grants.

For additional information regarding the compensation received by our Named Executive Officers for 2012, please review the discussion under the caption “Narrative to Summary Compensation Table” set forth below in this proxy statement.

2013 Management Equity Incentive Program

For the fiscal year that will end on December 31, 2013, the Compensation Committee decided to grant to our NEOs and other key management employees restricted shares of common stock the vesting of which was made contingent on the achievement by the Company of financial performance goals in 2013, 2014 and 2015.

Pursuant to the terms of those grants, for each of those years in which the Company achieves the applicable financial performance goal, one-third of the restricted shares will vest. On the other hand, one-third of those restricted shares will be forfeited for each of those years in which the financial goal is not achieved. The primary purpose of these restricted stock grants is to align more closely the interests of our NEOs with those of our stockholders, by (i) providing meaningful financial incentives, in the form of equity incentive awards, to our NEOs for making significant contributions to the Company’s achievement of financial performance goals, and to remain in the Company’s employ, over a multi-year period, (ii) making the compensation which each NEO can earn in fiscal 2013, 2014 and 2015, in excess of his or her annual base salary, dependent primarily on the Company’s achievement of financial performance goals in those years, and (iii) providing financial incentives for performance by our NEOs which results in increases in our share prices.

Perquisites and Other Elements of Compensation

As a matter of policy, the Company does not provide perquisites, or “perks” to our NEOs or other management employees.

Compensation Committee Interlocks and Insider Participation

During 2012, none of the members of the Compensation Committee were officers or employees of the Company and no executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

Summary Compensation Table

The following table sets forth the compensation received in the years ended December 31, 2012 and 2011 by the Company’s Chief Executive Officer, and the next two highest paid executive officers whose aggregate cash compensation for services rendered to the Company in all capacities in 2012 exceeded $100,000 (collectively, the “NEOs” or “Named Executive Officers”):

Name and Principal Position	Year	Salary	Stock Awards ($)(1)	Non-Equity Incentive Compensation(2)	All Other Compensation(3)	Total
James Musbach	2012	$237,500	$91,200	$—	$5,980	$334,680
President & Chief Executive Officer	2011	$237,500	$208,689	$—	$5,980	$452,169

Thomas R. McGuire	2012	$232,164	$22,800	—	$5,980	$260,946
Chairman	2011	$237,500	$51,835	—	$5,980	$295,315

Sandra A. Knell	2012	$195,700	$45,600	—	$—	$241,300
EVP and Chief Financial Officer	2011	$195,700	$38,646	—	$—	$234,346

(1)	Amounts in this column represent the grant date fair values, calculated in accordance with FASB ASC 718, of equity incentive awards granted to each of the NEOs in 2012 and 2011. For a complete description of the valuation methodology and the assumptions used to arrive at those fair values, please refer to Note E, “STOCK INCENTIVE PLANS” of the Company’s consolidated financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K.

(2)	None of the NEOs received any cash or other non-equity incentive compensation awards for 2012 or 2011. See “Narrative to Summary Compensation Table” below.

(3)	The other compensation received by Messrs. Musbach and McGuire in 2012 and 2011 consisted solely of automobile allowances to reimburse them for the expenses they incurred in using their personal automobiles on Company business.

Narrative to Summary Compensation Table

Annual Base Salaries

Mr. Musbach served as the Company’s President and Chief Operating Officer until April 2008, when he was promoted to Chief Executive Officer. Although the Compensation Committee approved an increase in Mr. Musbach’s annual base salary from $250,000 to $300,000 in conjunction with that promotion, he declined to accept that increase as his contribution to a cost reduction program adopted by the Board in response to the economic recession and credit crisis. As a result, Mr. Musbach’s annual base salary in 2008 was $250,000. Then, effective February 1, 2009, Mr. Musbach agreed to reduce his annual base salary by 10%, to $225,000 as part of a number of cost-cutting measures being implemented by the Company in that year. Effective July 1, 2010, all salaries and wages of the Company’s employees, including Mr. Musbach’s salary, which had been reduced by 10% in 2009, were increased by 5%. As a result, Mr. Musbach’s annual base salary for 2011 and 2012 included that 5% increase.

In 2008, Mr. McGuire’s annual base salary was $360,000. However, as his contribution to the Company’s cost reduction programs, Mr. McGuire voluntarily reduced his annual base salary on two occasions in 2008: (i) a $50,000 reduction, effective June 1, 2008, bringing his annual base salary from $360,000 to $310,000 and (ii) an additional $60,000 reduction, effective December 1, 2008, bringing his annual base salary from $310,000 to $250,000. Then, effective February 1, 2009, Mr. McGuire reduced his then annual base salary by an additional 10%, to $225,000, as part of a number of cost-cutting measures being implemented by the Company in that year. Effective July 1, 2010, all salaries and wages of the Company’s employees, including Mr. McGuire’s salary, which had been reduced by 10% in 2009, were increased by 5%. However, Mr. McGuire agreed to reduce his annual salary by 10% effective September 15, 2012. As a result, his annual salary for 2012 included that reduction for the last three and one-half months of that year.

Ms. Knell, like the other NEOs, agreed to reduce her annual base salary by 10% effective February 1, 2009 as part of a number of cost-cutting measures being implemented by the Company in that year. Effective July 1, 2010, all salaries and wages of the Company’s employees, including Ms. Knell’s salary, which had been reduced by 10% in 2009, were increased by 5%. As a result, Ms. Knell’s annual base salary for 2011 and 2012 included that 5%increase.

Equity and Cash Incentive Compensation

Equity Incentive Compensation.    With the approval of our stockholders, we adopted an equity incentive plan in 2012 (the “2012 Equity Incentive Plan”). That Plan set aside shares of our common stock for future grants of equity awards which, to date, have consisted of stock options and restricted stock awards. Those awards are intended to create incentives that will reward NEOs and other management employees for performance that leads to increases in our stock price, so as to more closely align the financial interests of our NEOs and other key management employees with those of our stockholders.

Additionally, recipients of the awards generally are required to remain in the Company’s employ over vesting periods that, in most cases, range from three-to-five years, in order to earn those awards in their entirety. Generally, if an executive’s employment with the Company is terminated (whether by the executive or the Company) prior to the expiration of the multi-year vesting period, the unvested portion of the equity award is forfeited. As a result, such awards also provide an incentive for executives to focus their efforts on the Company’s achievement of longer term financial results and to remain in the Company’s employ over a multi-year period.

The Compensation Committee oversees the administration of the 2012 Equity Incentive Plan and, in that capacity, determines (i) the executive officers and other management employees who will be granted equity incentive awards under that Plan, (ii) the number of shares that Plan participants may receive pursuant to such awards, and (iii) the nature and terms of, and the vesting conditions that will apply to, such awards. Generally, the Compensation Committee grants equity incentive awards to our NEOs and other key management employees on the commencement of their employment with the Company, and annually thereafter, at a pre-scheduled Compensation Committee meeting usually held during the first quarter of each year.

The 2012 Equity Incentive Plan provides that all unvested equity incentive awards, whether held by our NEOs or other employees, will become vested on a change of control of the Company, unless the party acquiring control of the Company agrees to assume or to substitute comparable equity incentives for the outstanding equity incentive awards on terms approved by the Compensation Committee.

2012 Cash Incentive Plan.    The Compensation Committee usually adopts a cash incentive or bonus plan each year to provide our executive officers and other key management employees with the opportunity to earn cash incentive awards or bonuses based on the Company’s financial performance for the year. The primary purposes of these annual cash bonus plans are to (i) provide meaningful incentives in the form of financial awards to our executive officers and other key management employees for making significant contributions to the Company’s achievement of one or more annual financial goals, and (ii) to make a significant portion of the compensation of each NEO and other plan participant, in excess of his or her annual base salary, dependent on the Company’s financial performance and, thereby, promote the interests of the Company and its stockholders.

The amounts of the potential bonus awards that the NEOs could have earned under the 2012 cash incentive bonus plan ranged from 10% to 55% of their respective 2012 annual base salaries, depending on the extent to which they achieved or exceeded a per-tax earnings goal established by the Compensation Committee. However, no cash bonus awards were earned or paid to any of the NEOs or other participants under the 2012 cash incentive plan, because the Company did not achieve the 2012 threshold financial performance goal established under that plan.

2013 Equity Incentive Program.    In May 2013, pursuant to the Company’s stockholder-approved 2012 Equity Incentive Plan, the Compensation Committee granted 40,000, 20,000 and 20,000 restricted shares, respectively, to James Musbach, Thomas R. McGuire and Sandra A. Knell, the vesting of which is dependent on the Company’s achievement of financial performance goals for fiscal 2013, 2014 and 2015, respectively. Pursuant to the terms of those grants, for each of those years in which the Company achieves the applicable financial performance goal, one-third of those restricted shares will vest. On the other hand, for each of those years in which the Company fails to achieve the financial performance goal, one-third of those restricted shares will be forfeited. The primary purpose of these restricted stock grants is to align more closely the interests of our NEOs with those of our stockholders, by (i) providing meaningful financial incentives, in the form of equity incentive awards, to our NEOs for making significant contributions to the Company’s achievement of financial performance goals, and to remain in the Company’s employ, over a multi-year period, (ii) making the compensation which each NEO can earn in fiscal 2013, 2014 and 2015, in excess of his or her annual base salary, dependent primarily on the Company’s achievement of financial performance goals in those years, and (iii) providing financial incentives for performance by our NEOs which results in increases in our share prices.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised options and restricted stock awards that have been granted to our NEOs and were outstanding as of December 31, 2012.

	Stock Option Awards Outstanding at December 31, 2012						Restricted Share Awards Outstanding at December 31, 2012
Names	Grant Dates	Number of Shares underlying Unexercised Stock Options			Option Exercise Price($)(1)	Expiration Dates(2)	Grant Dates	Not Yet Vested		Market Value of Shares Not Yet Vested($)(3)
		Exercisable		Not Yet Exercisable

James Musbach	3/06/08	20,000	(4)	—	$5.20	3/06/13
	1/27/09	100,000	(5)	—	$1.22	1/27/14
							3/09/10	23,667	(7)	$47,300
							3/15/11	28,000	(8)	$56,000
							3/27/12	40,000	(7)	$80,000

Thomas R. McGuire	3/06/08	20,000	(4)	—	$5.20	3/06/13
	3/26/09	20,000	(6)	—	$0.90	3/26/14
							3/09/10	8,333	(7)	$16,700
							3/15/11	14,000	(8)	$28,000
							3/27/12	10,000	(7)	$20,000
Sandra A. Knell	1/08/04	5,000		—	$6.10	1/08/14
	2/17/05	5,000		—	$7.29	2/17/15
	3/06/08	10,000	(4)	—	$5.20	3/08/13
	3/26/09	10,000	(6)	—	$0.90	3/26/14
							3/09/10	5,000	(7)	$10,000
							3/15/11	14,000	(8)	$28,000
							3/27/12	20,000	(7)	$40,000

(1)	Each option grant was made at an exercise price equal to 100% of the closing price per share of our common stock on the date of grant as reported by the NYSE MKT LLC.

(2)	The expiration dates of the option awards range from five to ten years from their respective dates of grant, subject to earlier termination on cessation of the NEO’s service with the Company.

(3)	The market value of restricted share awards that had not yet vested as of December 31, 2012 was determined by multiplying the number of shares subject to each award by $2.00, which was the closing price, as reported by the NYSE MKT LLC, of the Company’s common stock on the last trading day of 2012, which was December 30, 2012.

(4)	These options expired on March 6, 2013.

(5)	These options became exercisable on January 27, 2012.

(6)	These options became exercisable on March 26, 2012

(7)	Each of these restricted share awards vests, subject to the continued employment of the NEO, in three annual installments, each with respect to 33.3% of the restricted shares, commencing on the first anniversary of the date of grant.

(8)	These restricted shares vest, subject to the continued employment of the NEO, in two annual installments, each with respect to 50% of the restricted shares, commencing on the third anniversary of the date of grant.

Restricted Shares Vested in 2012

Restricted Shares.    The following table provides information regarding the number of shares acquired by our NEO’s in 2012 upon vesting of restricted shares granted to them in prior years and the resulting value deemed to have been realized by each of them due to the vesting of those shares. However, the amounts reflected in the table do not represent cash payments to or proceeds received by the named executive officers. The actual values that may ultimately be realized by our NEOs on the sale of these vested shares may be materially different than the market values of those shares as of their respective vesting dates as shown in the following table.

Names	Restricted Shares Vested in 2012	Market Value on Vesting Dates(1)
James Musbach	37,000	$95,234
Thomas R. McGuire	11,667	$30,335
Sandra A. Knell	11,667	$29,167

(1)	The market value of each NEO’s vested shares was determined by multiplying the number of his or her restricted shares that became vested in 2012 by the closing price, as reported by the NYSE MKT LLC, of the Company’s common stock on their respective vesting dates.

Stock Options.    None of the NEOs exercised any stock options in 2012.

Pension Benefits

We have not established any pension arrangements and we do not provide any post-retirement health coverage for our NEOs or other employees. Our NEOs, as well as all other full time employees, are eligible to participate in our 401(K) defined contribution plan on a non-discriminatory basis. The Company did not make any matching contributions to the 401(K) plan for 2012.

Nonqualified Deferred Compensation Plans

We have not established any nonqualified deferred compensation programs for our NEOs or any other employees.

CEO Employment Agreement and Potential Severance and Change of Control Payments

The Company has an employment agreement with its President and Chief Executive Officer, James Musbach (the “Employment Agreement”). That Agreement is for a term ending on December 31, 2014, at which time the Agreement will expire unless renewed or extended by mutual agreement of the Company and Mr. Musbach. The Agreement provides for payment to Mr. Musbach of a base salary of $250,000 per year, which is unchanged from his base annual salary in effect prior to his entry into the Employment Agreement, and entitles him to participate in employee benefit programs that are generally made available to other full time employees and in cash bonus and stock incentive plans in which other executive officers are eligible to participate. If the Agreement expires on December 31, 2014, Mr. Musbach will continue to be employed, as an at-will employee of the Company, holding the position of President and Chief Executive of the Company, in which case his employment will be terminable thereafter, with or without cause, at his option or at the option of the Company. The Agreement provides that if the Company were to terminate Mr. Musbach’s employment without cause prior to the expiration of the term of the Agreement, other than in connection with a change of control of the Company, he would receive a lump sum severance payment in an amount equal to the lesser of (i) one year’s salary or (ii) the salary he would have been paid during the remaining term of the Agreement had there been no such termination of employment. The Agreement also provides that if there is a change of control of the Company and Mr. Musbach’s employment is terminated without cause or he elects to terminate his employment due certain specified events that adversely affect his position as CEO, on or within 12 months following the occurrence of the change of control, Mr. Musbach would receive severance compensation equal to one year’s salary, and the payment or reimbursement by the Company of 50% of his “COBRA” health insurance premium. Also, his then unvested options and restricted shares will become fully vested. If Mr. Musbach’s employment is terminated by the Company for Cause (as defined in the Agreement) or due to his death or disability, or if Mr. Musbach’s employment is terminated, with or without cause and whether by Mr. Musbach or the Company, at any time following the expiration of the term of the Employment Agreement, then Mr. Musbach or his estate would receive any unpaid salary and any fully vested, but unpaid, employee benefits accrued to the effective date of such termination. However, in that event his then unvested stock options would terminate and his then unvested restricted stock would be forfeited. The foregoing description of the Employment Agreement is not intended to be complete and is qualified in its entirety by reference to that Agreement, a copy of which is attached as Exhibit 10.99 to the Company’s Current Report on Form 8-K dated July 22, 2013.

We do not have any employment, severance or change of control agreements with any other of our NEOs or other executive officers.

Our stock incentive plans provide that all unvested options or restricted shares, whether held by NEOs or other employees, will become vested on a change of control of the Company unless the party acquiring control of the Company agrees to assume or substitute comparable equity incentives for those outstanding options on terms approved by the Compensation Committee.

Director Compensation

Only non-employee directors receive compensation for service on the Board of Directors and Committees of the Board. In 2012, each non-employee director received a retainer of $6,000 per year for his service as member of the Board of Directors and a fee of $1,500 (i) for each Board meeting he attended, and (ii) for each Committee meeting he attended on a date other than a date on which a Board meeting was held. Non-employee directors also are reimbursed for their out-of-pocket expenses incurred in attending those meetings.

Pursuant to the Company’s stockholder-approved employee stock incentive plans, each year each non-employee director is automatically granted an option to purchase 2,000 shares of common stock at an exercise price that is equal to the per share closing price of the Company’s shares on the date of grant, as reported by the NYSE MKT LLC. These options become fully exercisable six months after the date of grant. Upon joining the Board, any new non-employee director is granted an option to purchase 2,000 shares, which becomes exercisable in full one year after the date of grant.

The following table sets forth, for each non-employee director, information regarding the cash compensation paid and the stock options granted for service on the Board and its Committees during 2012.

Name	Fees Earned or Paid in Cash(1)	Option Awards ($)(2)	All Other Compensation	Total
John W. Casey	$13,500	$2,560	$—	$16,060
Leonard P. Danna	$13,500	$2,560	—	$16,060
Ben A. Frydman	$13,500	$2,560	—	$16,060
Robert S. Throop	$13,500	$2,560	—	$16,060

(1)	This column reports the amount of cash compensation earned in 2012 for Board and Committee service.

(2)	Amounts in this column represent the fair values of stock options granted to each director as of their respective dates of grant, determined in accordance with FASB ASC 718. Those fair values were estimated using a binomial option valuation model which incorporates certain assumptions relating to a risk-free market interest rate, expected dividend yield of the Company’s common stock, expected option life and expected volatility in the market value of our common stock. For a complete description of the valuation methodology and the assumptions used in estimating those fair values, please refer to Note E, “STOCK INCENTIVE PLANS” of the Company’s consolidated financial statements for the fiscal year ended December 31, 2012 included in our Annual Report which accompanies this proxy statement.

Certain Transactions

Since the beginning of fiscal 2012, the Company has not engaged in any transactions or any series of related transactions in which any NEO or director of the Company or any 5% stockholder, or any member of the immediate family or any affiliates of any of the foregoing persons, had any direct or indirect material interest, nor are there any such transactions currently contemplated by the Company, except for sales of products in the ordinary course of the Company’s business to Lone Star RV, Inc., which is the beneficial owner of 5.1% of the Company’s outstanding common stock. In 2012 such sales to Loan Star RV totaled approximately $525,000. All of such sales were made pursuant to standard purchase orders and on the same terms, including prices, as sales in similar quantities of comparable products made by the Company to other unaffiliated customers and, in the aggregate, represented less than 0.05% of the Company’s net sales in 2012. For these reasons, these sales were not considered to be material to the Company or its operating results.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2012 (the “2012 Financial Statements”).

Audit Committee Report

The Audit Committee reviewed and discussed the 2012 Financial Statements with management and with Burr Pilger & Mayer Inc., the Company’s independent registered public accountants (“Burr Pilger”). The Audit Committee also discussed with Burr Pilger the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, the written disclosures and the letter from Burr Pilger required by applicable requirements of the Public Company Accounting Oversight Board regarding Burr Pilger’s communications with the Audit Committee concerning independence and has discussed the independence disclosures and that letter with Burr Pilger. Based solely on the Audit Committee’s review of the matters noted above and its discussions with Burr Pilger and the Company’s management, the Audit Committee recommended to the Board of Directors that the Company’s 2012 financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

The foregoing report is qualified by the following discussion of the role and responsibilities of the Audit Committee.

The Role and Responsibilities of the Audit Committee

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. Burr Pilger is responsible for auditing the financial statements and for expressing an opinion as to whether the financial statements present fairly the consolidated financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles in the United States. By contrast, the Audit Committee’s duty is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine whether the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. With the exception of Mr. Danna, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and none of the Audit Committee members, including Mr. Danna is, and none of them represents himself to be, performing the functions of auditors or accountants for the Company.

Accordingly, in rendering this report, the Audit Committee relied, without independent verification, on the information provided to them and on the representations made by management and Burr Pilger. Moreover, the Audit Committee’s oversight does not provide a basis on which it is able to make an independent determination that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee’s considerations and discussions referred to above also do not assure that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Respectfully Submitted,

Leonard P. Danna

Robert S. Throop

John W. Casey

Notwithstanding anything to the contrary set forth in any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filings, including this Proxy Statement, the foregoing report of the Audit Committee is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

The Audit Committee has appointed the accounting firm of Burr Pilger Mayer Inc. to serve as the Company’s independent registered public accountants and, in that capacity, to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2013. Burr Pilger performed audits of the Company’s consolidated financial statements for the fiscal years ended December 31, 2012, 2011 and 2010. A representative of Burr Pilger is expected to attend the Annual Meeting, and will be afforded an opportunity to make a statement and to respond to appropriate questions from stockholders in attendance at the Meeting.

Proposal to Ratify Appointment of Independent Registered Public Accountants

A proposal will be presented at the Annual Meeting to ratify the Audit Committee’s appointment of Burr Pilger as the Company’s independent registered public accountants for the fiscal year ending December 31, 2013. Although ratification by stockholders is not a prerequisite to the power and authority of the Audit Committee to appoint Burr Pilger as the Company’s independent registered public accountants, the Audit Committee considers such ratification to be desirable. In the event of a negative stockholder vote on such ratification, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Audit and Other Services Rendered and Related Fees

Burr Pilger served as the Company’s independent registered public accounting firm for the years ended December 31, 2012 and 2011. Set forth below is information regarding the services it rendered and the fees it received for those services in 2012 and 2011, respectively.

Audit Services.    During each of the fiscal years ended December 31, 2012 and 2011, Burr Pilger rendered audit services to us consisting of (i) the annual audit of our consolidated financial statements for each of those fiscal years, and (ii) reviews of our interim consolidated financial statements that were included in our Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, June 30 and September 30, in each of those years, respectively. Fees paid for those audit services totaled $269,670 for 2012 and $261,270 for 2011.

Audit Related Services.    Burr Pilger did not provide any audit related services to us during either 2012 or 2011.

Tax Related Services.    In 2012 and 2011, Burr Pilger provided tax advisory services to us, the fees for which were $11,200 and $10,000, respectively.

Other Services.    Burr Pilger did not render any consulting or any other services to us in either 2012 or 2011.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve services to be performed by the Company’s independent registered public accountants in the categories of audit services, audit-related services, tax services and other services. This policy is designed to ensure that the provision of any non-audit services does not impair the independence of the Company’s independent registered public accounting firm. Additionally, the Audit Committee will consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” APPROVAL OF THE RATIFICATION OF THE APPOINTMENT OF BURR PILGER  AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal No. 3)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, our named executive officer compensation, which is described above in this Proxy Statement.

We are asking our stockholders to approve an advisory resolution on the Company’s named executive officer compensation for 2012, as reported in this Proxy Statement. As described in the “Executive Compensation” section of this Proxy Statement, the Compensation Committee has structured our named executive officer compensation programs to enable the Company to achieve the following objectives:

•	retain and attract key executives;

•	pay for performance;

•	align the interests of our executives more closely with those of our stockholders; and

•	provide incentives for our named executive officers to remain in the employ of the Company over multi-year periods and to focus on the longer term performance of the Company.

We urge stockholders to carefully read the “Executive Compensation” section of this Proxy Statement, the Summary Compensation Table and the other compensation-related tables and the notes and narrative that follow those tables.

The Board and the Compensation Committee believe that the compensation policies and practices described in this Proxy Statement have been effective in achieving our compensation objectives.

In accordance with SEC rules, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the 2013 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the “Executive Compensation” section of this Proxy Statement, the Summary Compensation Table and the other compensation-related tables, and the notes and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders.”

Because this vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee. However, the Compensation Committee will give serious consideration to the outcome of the vote when establishing executive compensation programs in the future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR 2012 AS DESCRIBED IN THIS PROXY STATEMENT

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(Proposal No. 4)

Pursuant to the Dodd-Frank Act and applicable SEC rules, we also are asking our stockholders to vote on whether future advisory votes on the compensation of our named executive officers should occur every year, every two years, or every three years.

After careful consideration, the Board of Directors and the Compensation Committee believe that submitting executive compensation to an advisory vote by our stockholders on an annual basis is appropriate for the Company and its stockholders at this time. We view the advisory vote on the compensation of our named executive officers as an additional (although not the only) opportunity for our stockholders to communicate with us regarding their views on compensation of our Named Executive Officers. Stockholders may vote for “one year,” “two years” or “three years,” or may abstain from voting, with respect to this proposal. Whichever of those time intervals receives a majority of the shares voted on this proposal will determine the frequency of shareholder advisory votes on executive compensation in the future. If none of the time intervals is approved by a majority of the votes cast on this proposal, the time interval that receives the highest number of votes will establish the frequency of future shareholder advisory votes on executive compensation.

This vote is advisory and not binding on the Company, our Board of Directors or the Compensation Committee. The Board of Directors and Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on the compensation of our named executive officers. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may decide in the future to conduct advisory votes on a more or less frequent basis and may vary its practice in this regard based on factors such as discussions with our stockholders and the adoption of material changes to our compensation programs for our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO CONDUCT FUTURE ADVISORY VOTES ON OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION EVERY “1 YEAR.”

SOLICITATION

We will be soliciting proxies from our stockholders and will pay the costs of doing so. In order to ensure adequate representation at the Annual Meeting, Company directors, officers and employees (who will not receive any additional compensation therefor) may communicate with stockholders, brokerage houses and others by telephone, email, or other means of communication or in person, to request that proxies be furnished. We will reimburse brokerage houses, banks, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company’s shares.

STOCKHOLDER PROPOSALS

Under Securities Exchange Act Rule 14a-8, any stockholder desiring to submit a proposal for inclusion in our proxy materials for our 2014 Annual Meeting of Stockholders must provide the Company with a written copy of that proposal by no later than March 27, 2014, which is 120 days before the first anniversary of the release of Company’s proxy materials for the 2013 Annual Meeting. However, if the date of our Annual Meeting in 2013 changes by more than 30 days from the first anniversary of the date on which our 2013 Annual Meeting is held, then the deadline will be a reasonable time before we begin to print and mail our proxy materials for our 2014 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, and the rules of the SEC thereunder and other laws and regulations to which interested stockholders should refer.

OTHER MATTERS

We are not aware of any other matters to come before the Annual Meeting. If any other matter not mentioned in this Proxy Statement is properly submitted to a vote of stockholders at the Meeting, the proxyholders named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

ANNUAL REPORT

The 2012 Annual Report to Stockholders of the Company is being sent with this Proxy Statement to each stockholder of record as of July 22, 2013. The Annual Report is not to be regarded as proxy solicitation material.

By Order of the Board of Directors

Sandra A. Knell
Executive Vice President & Secretary

July 24, 2013

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, AS AMENDED TO DATE, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE PROVIDED (WITHOUT EXHIBITS) TO STOCKHOLDERS, AT NO CHARGE, UPON WRITTEN REQUEST TO THE SECRETARY, THE COAST DISTRIBUTION SYSTEM, INC., 350 WOODVIEW AVENUE, MORGAN HILL, CALIFORNIA 95037.

              The Coast Distribution System

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 A.M., Pacific Time, on August 27, 2013.

Vote by Internet
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Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all of the nominees named below, FOR Proposals 2 and 3 and FOR “1 YEAR” on Proposal 4.

1. Election of Directors:	For	Withhold		For	Withhold	+
01 - Robert S. Throop	☐	☐	02 - Leonard P. Danna	☐	☐

		For	Against	Abstain
2. Ratification of Appointment of Independent Public Accountants.		☐	☐	☐
	1 Year	2 Years	3 Years	Abstain
4. To recommend, by a non-binding advisory vote, the frequency of advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

	For	Against	Abstain
3. To approve, by a non-binding advisory vote, the compensation of our named executive officers, as described in the Proxy Statement.	☐	☐	☐

IN THEIR DISCRETION, ON ANY OTHER BUSINESS WHICH PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance	☐
Mark box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in fiduciary capacities should state their titles as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — THE COAST DISTRIBUTION SYSTEM, INC.

ANNUAL MEETING OF STOCKHOLDERS — August 27, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby revokes all previously granted proxies of the undersigned, with respect to the shares of Common Stock of The Coast Distribution System, Inc. (the “Company”), which the undersigned is entitled to vote; and the undersigned does hereby appoint John W. Casey, James Musbach and Thomas R. McGuire, and each of them individually, with full power of substitution, as the attorneys and proxies of the undersigned, to represent the undersigned and to vote as indicated below all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held at the Company’s Executive Offices at 350 Woodview Avenue, Morgan Hill, California, on Tuesday, August 27, 2013, at 10:00 A.M., Pacific Time, and at any postponements or adjournments of the Annual Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER BELOW. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION, AS THE COMPANY’S CLASS I DIRECTORS, OF THE NOMINEES NAMED BELOW ON THIS PROXY; “FOR” RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE 2012 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS; AND FOR HOLDING FUTURE ADVISORY VOTES ON OUR NAMED EXECUTIVE OFFICER COMPENSATION EVERY “1 YEAR.” THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY OR ALL OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHOM AUTHORITY TO VOTE HAS NOT BEEN WITHHELD AND TO VOTE ON ALL OTHER MATTERS THAT MAY BE PROPERLY PRESENTED FOR A VOTE OF THE STOCKHOLDERS AT THE ANNUAL MEETING.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET OR BY SIGNING AND RETURNING THIS PROXY BY MAIL, NONE OF WHICH WILL PREVENT YOU FROM CHANGING YOUR VOTE OR REVOKING YOUR PROXY OR ATTENDING THE MEETING AND VOTING IN PERSON.

IMPORTANT — PLEASE SIGN AND DATE THIS PROXY WHERE INDICATED BELOW AND RETURN PROMPTLY